SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2013

SECTION 1	SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Betty-Anne Pratt, CA Provincial Comptroller

August 28, 2013

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying consolidated financial statements of the Province of Manitoba, which comprise the consolidated statement of financial position as at March 31, 2013, and the consolidated statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2013, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

August 28, 2013 Winnipeg, Manitoba	Carol Bellringer, FCA, MBA Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2013

		($ millions)
SCHEDULE		2013	2012
	FINANCIAL ASSETS
	Cash and cash equivalents	1,331	1,374
	Temporary investments (Note 2)	191	205
1	Amounts receivable	1,661	1,647
	Inventories for resale	74	65
	Portfolio investments (Note 3)	2,466	2,760
2	Loans and advances	1,096	955
3	Equity in government business enterprises (Note 4)	3,766	3,617

	Total Financial Assets	10,585	10,623

	LIABILITIES
4	Borrowings	20,788	19,603
5	Accounts payable, accrued charges, provisions and unearned revenue	3,862	3,936
6	Pension liability (Note 5)	1,828	1,634

	Total Liabilities	26,478	25,173

	NET DEBT	(15,893)	(14,550)

	NON-FINANCIAL ASSETS
	Inventories held for use	55	59
	Prepaid expenses	60	50
7	Tangible capital assets	9,842	9,097

	Total Non-Financial Assets	9,957	9,206

	ACCUMULATED DEFICIT	(5,936)	(5,344)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2013

		($ millions)
	2013		2012
	Budget	Actual	Actual
REVENUE
Income taxes:
Corporation income tax	405	456	441
Individual income tax	2,796	2,846	2,697
Other taxes:
Retail sales tax	1,834	1,767	1,658
Fuel taxes	316	332	269
Levy for health and education	306	296	292
Mining tax	35	38	62
Education property tax	744	587	554
Other taxes	553	552	515
Fees and other revenue	2,009	1,998	1,906
Federal transfers:
Equalization	1,872	1,872	1,942
Canada Health and Canada Social Transfers	1,492	1,487	1,417
Shared cost and other	525	594	973
Net income from government business enterprises (Schedule 3)	722	719	713
Sinking funds and other investment earnings	242	242	249

Total Revenue (Schedule 9)	13,851	13,786	13,688

EXPENSES
Health and Healthy Living	5,546	5,487	5,328
Education	3,710	3,569	3,389
Family Services	1,064	1,062	1,013
Community, Economic and Resource Development	2,317	2,405	2,734
Justice and Other Expenditures	817	1,004	1,410
Debt Servicing (Note 8)	857	839	815

Total Expenses (Schedule 9)	14,311	14,366	14,689

NET LOSS FOR THE YEAR	(460)	(580)	(1,001)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2013

		($ millions)
	2013		2012
	Budget	Actual	Actual
Opening accumulated deficit, as previously reported	(4,503)	(5,305)	(4,237)
Restatements (Note 9)
Correction of recognition of tax credits	—	(39)	(37)

Opening accumulated deficit, as restated	(4,503)	(5,344)	(4,274)
Other Comprehensive Income (Schedule 3)	—	(12)	(77)
Amalgamation of controlled entity (Schedule 3)	—	—	8
Net Loss for the year	(460)	(580)	(1,001)

Closing accumulated deficit, as restated	(4,963)	(5,936)	(5,344)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2013

		($ millions)
	2013		2012
	Budget	Actual	Actual
Net Loss for the year	(460)	(580)	(1,001)

Tangible Capital Assets (Schedule 7)
Acquisition of tangible capital assets	(1,520)	(1,273)	(1,441)
Amortization of tangible capital assets	501	511	476
Disposal of tangible capital assets	—	17	55

Net Acquisition of Tangible Capital Assets	(1,019)	(745)	(910)

Other Non-Financial Assets
Decrease (Increase) in inventories	—	4	(9)
Decrease (Increase) in prepaid expenses	—	(10)	1

Net Acquisition of Other Non-Financial Assets	—	(6)	(8)

Other Comprehensive Income (Schedule 3)	—	(12)	(77)
Net assets acquired on amlgamation (Schedule 3)	—	—	8

(Increase) in Net Debt	(1,479)	(1,343)	(1,988)
Net Debt, beginning of year, as restated (Note 9)	(14,511)	(14,550)	(12,562)

Net Debt, end of year	(15,990)	(15,893)	(14,550)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2013

	($ millions)
	2013	2012
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(580)	(1,001)
Changes in non-cash items:
Temporary investments	14	140
Amounts receivable	(45)	(426)
Valuation allowance	36	93
Inventories	(5)	(13)
Prepaids	(10)	1
Accounts payable, accrued charges, provisions and deferrals	(74)	352
Pension liability	194	(97)
Amortization of foreign currency fluctuation	5	6
Amortization of debt discount	1	(16)
Unamortized losses on derivative contracts	53	52
Loss on disposal of tangible capital assets	17	55
Amortization of tangible capital assets	511	476

	117	(378)
Other Comprehensive Income (Schedule 3)	(12)	(77)
Net assets acquired on amalgamation (Schedule 3)	—	8
Changes in equity in government business enterprises	(149)	(47)

Cash provided by (used in) operating activities	(44)	(494)

Capital Activities
Acquisition of tangible capital assets	(1,273)	(1,441)

Cash used in capital activities	(1,273)	(1,441)

Investing Activities
Investments purchased	(1,837)	(1,543)
Investments sold or matured	1,369	838

Cash used in investing activities	(468)	(705)

Financing Activities
Debt issued	4,060	5,424
Debt redeemed	(2,318)	(2,457)

Cash provided by financing activities	1,742	2,967

Increase (Decrease) in cash and cash equivalents	(43)	327
Cash and cash equivalents, beginning of year	1,374	1,047

Cash and cash equivalents, end of year	1,331	1,374

Supplementary information:
Interest received	245	252

Interest paid	770	786

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2013

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector as recommended by the Public Sector Accounting Board (PSAB).

B.	The Government Reporting Entity

Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by PSAB, is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions which, would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the Summary financial statements.

The Canadian Institute of Chartered Accountants (CICA) Accounting Standards Board has announced that effective January 1, 2011 Canadian publicly accountable enterprises will adopt International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board. For those entities currently reporting their operations under rate regulated accounting, that are now required to adopt IFRS as their basis of reporting, the CICA has allowed an extension to January 1, 2015 for the adoption of IFRS. Manitoba Hydro-Electric Board has opted to exercise this extension. GBEs are required to adopt IFRS for their financial reporting. IFRS standards are not required to be adopted by senior governments and will not be adopted for the summary financial statements.

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)	Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1) Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2) Individual and corporation income tax

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. Tax revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada.

(3) Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1) Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized and any eligibility criteria are met and the amounts can be reasonably estimated.

(iv)	Financial Assets

(1) Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(2) Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(3) Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1) Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 5. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3) Other future employee benefit obligations

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs.

The amount of the liabilities for severance, the Long Term Disability Income Plan and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

as they arise.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience to extrapolate a liability based upon expected future utilization of currently accumulated benefits.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on these guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

(5) Environmental liabilities

An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated, or likely to become obligated, to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted, where possible, to reflect the time value of money.

PSAB has issued a new standard with respect to the recognition and measurement of liabilities related to contaminated sites, effective for year ends commencing on April 1, 2014. The impact of changes between this new standard and the Government’s current policy has not been reflected in these financial statements.

(vi)	Non-Financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3) Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in the Government’s financial statements.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and Leasehold Improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 to10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	4 to 15 years
Infrastructure Assets:
Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 to 75 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Changes in Accounting Policy

In 2012/13, the Province retroactively adopted PSAB accounting standard PS3510 on Tax Revenue. Under the standard, which was effective April 1, 2012, tax concessions are netted against tax revenue and tax transfers are recognized as an expense. As a result of the adoption of this standard overall, tax revenues were decreased by $165 million (2012—$167 million) with a corresponding reduction in expenses. There was no impact to the provincial results, net debt or accumulated deficits for either year.

PSAB accounting standard PS3410 – Government Transfers also became effective on April 1, 2012, however there was no impact to the summary financial statements as the Province was already following policies consistent with PS3410.

(viii)	Classification by Sector

The Province reports operational results under the following sectors; health and healthy living, education, family services, community economic and resource development, justice and other expenditures and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health and healthy living sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The family services sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

The community economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector, are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for environmental obligations, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Government’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2013	2012
Temporary investments	191	205

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2013	2012
Sinking funds	1,591	1,736
Other investments	842	985
Unamortized termination losses on derivative contracts	33	39

	2,466	2,760

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2013, the market value of portfolio investments was $2,433 million (2012—$2,726 million). Portfolio investments earned $75 million during the year (2012—$81 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2013		2012
	Book	Fair	Book	Fair
	Value	Value	Value	Value
Government of Canada, direct and guaranteed	164	166	220	224
Provincial, direct and guaranteed	1,263	1,237	1,323	1,303
Municipal	136	138	165	170
Corporate	28	25	28	24

	1,591	1,566	1,736	1,721

Investment revenue earned on sinking funds during the year was $61 million (2012—$67 million). The sinking funds are allocated as follows:

	($ millions)
	2013	2012
Sinking funds	1,672	1,859
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(81)	(123)

Total sinking funds held in portfolio investments	1,591	1,736

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

Other Investments

	($ millions)
	2013	2012
Guaranteed investment certificates	60	85
Bonds – Government of Canada, provincial and municipal	223	330
Bonds – Corporate	426	432
Equity Investments	112	118
Investments in real estate	21	20

	842	985

As at March 31, 2013, the market value of other investments was $867 million (2012—$1,005 million). Other investments earned $14 million during the year (2012—$14 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition
Utility	An enterprise which provides public utility services for a fee.

Insurance	An enterprise which provides insurance coverage services to the public for a fee.

Finance	Enterprises which provide regulatory control and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements.

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2013	2012
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	208	190
Manitoba Hydro-Electric Board	2,841	2,777
Manitoba Public Insurance Corporation	420	422
Workers Compensation Board	282	213

	3,751	3,602

Unrestricted Equity in Government Business Enterprises:
Manitoba Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	10	10

	15	15

Equity in Government Business Enterprises	3,766	3,617

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

5.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan, and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2013, the pension liability for the Civil Service Superannuation Plan was $670 million (2012—$613 million) and the pension liability for the Teachers’ Pension Plan was $1,131 million (2012—$1,009 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $132 million (2012—$129 million). At December 31, 2012 the Plan had a deficiency of net assets available for benefits over pension obligations of $307 million. The Plan is addressing this deficiency through increased employer and employee contributions and exercising due diligence in evaluating investment and other management decisions.

As at March 31, 2013, the total pension liability being reflected in the summary financial statements was $1,828 million (2012—$1,634 million). Details related to the pension liability are provided in Schedule 6 to the Summary financial statements. The following provides general information on the contributions and benefit formulae of the various pension plans, which are included in this schedule.

A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 6.5% of pensionable earnings up to the CPP maximum pensionable earnings, and 7.5% on pensionable earnings above the maximum. Commencing on July 1, 2012 employee contributions increased by .5% per year and will continue increasing by .5% until the 2015 calendar year. At that time employees will be required to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum. 89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2012 audited financial statements of CSSF. At December 31, 2012, after accounting for Provincial pension assets held in trust and trust assets held in trust for government business enterprises, CSSF had an estimated accrued net obligation of $1,249 million (2011—$1,471 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBE’s, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased .5% per year and will continue increasing at .5% per year until September 1, 2015. At that time the TPA will require teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.3% of teacher’s contributions are used to fund basic benefits and 16.7% of teachers contributions are allocated for funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2012 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2012, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,547 million (2011—$1,457 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	Other Government Plans

(i) Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The

Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii) Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii) Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv) Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Family Services and Labour.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service. Indexing payments are subject to approval by the Trustees, subject to increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.	Other Pension Plans

(a)	Post-Secondary

(i) University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. The December 2009 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position which the

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

University is funding over fifteen years at an annual additional payment of $4 million. In addition the Plan was amended effective January 1, 2011 to provide for increases in employee and employer contributions of .5% effective January 1, 2011, .5% effective January 1, 2012 and 1.0% effective January 1, 2013.

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Retirement benefit is calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by  1⁄4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age of the retirement, and the annuity factor determined by the plan actuary.

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii) University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians.

The UWPP was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2010 the Plan had a going-concern deficiency of $25 million which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii) Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

(b)	Public School Divisions

(i) The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 6.5% of pensionable salary and 7.8% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2008. The percentages changed to 7.0% and 8.2% respectively, effective January 1, 2009. The Winnipeg School Division matches employee contributions and pays an additional 27.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits (approximately 10%). As a result, employer contributions equal approximately 117.4% of employee contributions.

(ii) Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service.

Employee contributions equal 5.7% of CPP earnings and 7.3% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii) Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings in the last ten years of service.

Employee contributions equal 6.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

E.	Government Business Enterprises

Manitoba Hydro-Electric Board, Manitoba Liquor Control Commission, Manitoba Public Insurance Corporation and Manitoba Lotteries Corporation are members of the CSSF. The net pension liabilities for these GBEs are disclosed in Schedule 3.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

6.	CONTINGENCIES

A.	Contingent Liabilities

i) Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2013 in the accounts where the final results are uncertain.

ii) Northern Development Projects

The Government is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects.

In recognition of all anticipated payments, Hydro has recorded a total liability of $235 million (2012—$251 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.

iii) Canadian Blood Services

The majority of provincial and territorial governments of Canada, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31, 2013 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2013 is $250 million (2012—$250 million). The related assets as at March 31, 2013 total $354 million (2012—$335 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, the Government’s share of the provision for future claims as at March 31, 2013 is offset with designated assets, which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2013. The Government is not aware of any proceedings that could lead to a claim against it given the existing arrangement in place.

iv) Treaty Land Entitlement Obligations

To meet the Government’s obligation under treaty land entitlement agreements, approximately 688,137 acres of provincial Crown lands have been made available or transferred to the Government of Canada for First Nations. The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,426,454 acres of Crown lands and Other Lands (Acquisition). To date, approximately 987,659 acres of Crown lands have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute.

v) Credit Union Guarantees

The Deposit Guarantee Corporation of Manitoba has guaranteed $20.8 billion (2012—$18.8 billion) in credit union deposits at the end of their current fiscal year. Based upon ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

vi) Environmental Issues

The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs cannot be made at this time.

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2013	2012
Manitoba Business Start Program	5	3	4
Manitoba Agricultural Services Corporation (Note 6B.a)	—	80	82
Manitoba Student Aid Program (Note 6B.b)	20	—	1
Manitoba Housing and Renewal Corporation (Note 6B.c)	20	10	14

		93	101
Manitoba Grow Bonds		3	3

Total guarantees outstanding		96	104

A provision for future losses on guarantees in the amount of $20 million (2012—$19 million) has been recorded in the accounts. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

Manitoba HydroBonds Guarantees

Outstanding Manitoba HydroBonds as at March 31, 2013 totalled $237 million (2012—$330 million). These bonds carry fixed and variable coupon rates that range from 1.75% to 10.00%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $163 million (2012—$254 million) of these outstanding bond

Note 6B.a) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions
Operating Credit Guarantee	Each participating lending institution is guaranteed 25% of the respective value of loans made under this program.

Manitoba Livestock Associations Loan Guarantees	Each association is guaranteed 25% of the loan to a maximum guarantee of $5 million.

Diversification Loan Guarantee Program	Each participating lender is guaranteed 25% of the loan made for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.

Enhanced Diversification Loan Guarantee Program	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance (REA) Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

Note 6B.b) Manitoba Student Aid Program

The Government guarantees three types of student loans, issued in the past 19 years, as follows:

Loan type	Nature of loan
Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed, if the loan is deemed to be in default.

Limited risk loans	Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.

Note 6B.c) Manitoba Housing and Renewal Corporation

The Government has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.

7.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2014	2015	2016	2017	2018	2019 and beyond	Total
Government departments, Crowns and Special Funds	467	213	196	192	192	160	1,420
Government Business Enterprises	1,654	8	7	6	6	41	1,722

Total	2,121	221	203	198	198	201	3,142

Manitoba Hydro Commitments

Manitoba Hydro-Electric Board (Hydro) purchased the net assets of Winnipeg Hydro from the City of Winnipeg in 2002. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million. The purchase consideration principally consisted of annual payments by Hydro to the City of Winnipeg of $25 million in years 2002 to 2006, $20 million per annum in years 2007 to 2011, and $16 million per annum in year 2012 and each year thereafter. The net assets and related financing obligations are reflected in Hydro’s financial statements.

Hydro has energy purchase commitments of $1,592 million (2012—$1,651 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2038, and natural gas purchases, which expire in 2013.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

8.	DEBT SERVICING

Debt servicing costs of $839 million (2012—$815 million) are net of interest recoveries from GBEs of $517 million (2012—$494 million) and include $38 million (2012—$42 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $496 million (2012—$430 million) are reported in Schedule 3.

9.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2013 fiscal year, restatements of the March 31, 2012 accumulated deficit and net income for the year were made in compliance with the Government’s accounting policies or for the correction of errors.

Correction for Accrual of Income Tax Credits

The CICA’s Accounting Standards Board has announced that effective January 1, 2012 Canadian publicly accountable enterprises will adopt standards related to the recognition of certain tax credits and concessions. As a result of the review of the application of this new accounting policy it was determined that certain tax credits were not being recognized in the fiscal year to which they applied but rather were being recognized when paid. During the year a correction was made to ensure all tax credits and concessions are being recognized in the year in which the tax credit is earned. This has resulted in an increase in the opening accumulated deficit and net debt of $39 million (2012—$37 million).

10.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal accounting error for the period of 1997 to 1999 was a $91 million loan payable owing to the Government over a ten-year period commencing in 2004/05. As at March 31, 2013, this loan payable has been reduced to $9 million (2012—$18 million).

To offset negative adjustments to the 2004 Equalization payments, the Government of Canada provided a loan payable to the Government of $38 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2013, this loan payable had been reduced to $11 million (2012—$15 million). Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Government of Canada provided a loan payable to the Government of $9 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2013 this loan payable had been reduced to $3 million (2012—$4 million). These loans are non-interest bearing.

Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As at March 31, 2013, the Government has loans payable of $275 million (2012—$299 million) to be repaid to the Government of Canada five years after receipt. The Government is charged an administrative fee for each loan.

11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. The amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2013 amounts held in trust were as follows:

	($ millions)
	2013	2012
Fiduciary Trusts	563	593
Custodial Trusts	128	111

	691	704

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities.

12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $39 million (2012—$44 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro-Electric Board (Hydro) has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments and thermal fuel purchases. For its U.S. debt retirement purposes, Hydro has a hedging relationship between U.S. dollar long-term debt balances and U.S. sinking funds. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro-Electric Board, the structure of the debt as at March 31, 2013 was 88% at fixed rates and 12% at floating rates (2012 – 90% at fixed rates and 10% at floating rates). A one percent (100 basis points) movement in interest rates on the 12% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $24 million (2012—$18 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2013 the Government has a gross credit risk exposure related to derivatives of $47 million (2012—$105 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)
	2013		2012
	Notional	Fair	Notional	Fair
	Value	Value	Value	Value
Interest rate and cross currency swaps	40,161	(1,272)	35,995	(1,127)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and are generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

13.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs:

A.	Accounts Receivable

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

B.	Borrowings

Borrowings include $551 million (2012—$508 million) owed to Manitoba Public Insurance Corporation (MPIC) relating to the capital financing of school board and health care facilities. Borrowings also include debt in the amount of $236 million (2012—$233 million) and $40 million (2012—$40 million) owed to MPIC and Manitoba Hydro-Electric Board respectively, related to the financing of other Government programs.

These borrowings are repayable over a term from 2013 to 2042 at varying interest rates ranging from 1.75% to 10.00%.

C.	Water Power Rentals

Water power rental fees charged to the Manitoba Hydro-Electric Board (Hydro), in the amount of $111 million (2012—$111 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Hydro’s hydroelectric generating stations.

D.	Fees and Government Guarantees

The Manitoba Hydro-Electric Board (Hydro) remitted $93 million (2012—$85 million) to the Government based on the Hydro debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $28 million (2012—$28 million) to Manitoba Public Insurance Corporation (MPIC) for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $23 million (2012—$23 million) and motor vehicle registration fees totalling $151 million (2012—$137 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government’s Department of Labour and Immigration for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2013 was $9 million (2012—$9 million).

The Manitoba Lotteries Corporation provided $4 million in funding for the year ended March 31, 2013 (2012—$4 million) to the Addictions Foundation of Manitoba for problem gambling services programs.

Manitoba Hydro-Electric Board paid Corporation Capital Tax of $57 million for the year ended March 31, 2013 (2012—$51 million).

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

In addition to producing a summary budget as presented on the summary financial statements, Consolidated Statement of Revenue and Expense, the Government continues to provide budget estimates for the Core Government revenue and expenses. PSAB accounting standards recommend disclosure of information where a government has exceeded its revenue, borrowing, investing, expense or expenditure authority limits. The budget estimate presented on the Consolidated Statement of Revenue and Expense, exclude $149 million in supplemental estimates and special warrants related to the Core Government. The original budget estimate amounts plus the $149 million in supplemental estimates and special warrants becomes the revised estimates, against which expenses in excess of legislative authority are determined.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

Based upon the revised estimates, the following voted appropriations were over-expended as a result of adjustments made after March 31, 2013:

($ millions)
Agriculture, Food and Rural Initiatives
Risk Management, Credit and Income Support Programs	10
Education
Education and School Tax Credits	4
Finance
Net Tax Credit Payments	7
Health
Capital Funding	2
Justice
Civil Justice	1
Other Appropriations
Emergency Expenditures	93

15.	COMPARATIVE FIGURES

Certain 2012 financial statement figures have been reclassified to be consistent with the 2013 presentation.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2013

	($ millions)
	2013	2012
TAXATION REVENUE:
Corporation capital tax	6	3
Levy for health and education	40	37
Individual income tax	186	143
Insurance corporations tax	20	20
Motive fuel tax	28	23
Oil and natural gas tax	2	1
Retail sales tax	182	167
Tobacco tax	23	30

	487	424

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Municipal corporations	227	214
Government of Canada shared cost programs/agreements	649	592
Other	38	54

	914	860

INTEREST:
Sinking fund	12	15
Other investments	3	3

	15	18

OTHER:
Health and social services	146	123
Manitoba Hydro-Electric Board	10	9
Manitoba Liquor Control Commission	42	39
Manitoba Lotteries Corporation	21	19
Sundry departmental revenue	116	177
Other	147	184

	482	551

	1,898	1,853
Less: Allowances	237	206

Total Amounts Receivable	1,661	1,647

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2013

	($ millions)
	2013	2012
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	9,775	9,095
Manitoba Lotteries Corporation	241	177

	10,016	9,272
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	9,775	9,095

	241	177

OTHER:
Loans and mortgages—Note a	646	618
Stadium loan—Note b	171	128
Manitoba student loans—Note c	79	65
Family services agencies—Note d	29	29
Other	8	11

	933	851

TOTAL LOANS AND ADVANCES	1,174	1,028
Less: Valuation allowance	78	73

NET LOANS AND ADVANCES	1,096	955

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2063, bearing interest at either:

i)	fixed with rates ranging from 1.85% to 10.50%; or

ii)	floating Canadian—Bankers Acceptance (BA) setting, established monthly or quarterly, with the 1 month BA rate at 1.22000 and 3 month BA rate at 1.28333 as at March 31, 2013.

Note a

Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2038, bearing interest rates ranging from 3.0% to 11.25%.	385	347
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2035, bearing interest rates ranging from 0.0% to 14.25%.	128	127
Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest rates ranging from 0.0% to 7.375%.	104	118
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2027, bearing interest rates ranging from 4.25% to 9.88%.	29	26

	646	618

Note b—Stadium loan to BBB Stadium Inc, issued in two phases, payment due in varying annual amounts to 2038 on Phase 1 and 2058 for Phase 2, bearing interest at 4.65%

Note c—Student loans, payment and interest free until 6 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 1.5%.

Note d—Advances to provide family services agencies with advances prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2013

($ millions)

				TOTAL	TOTAL
	UTILITY	INSURANCE	FINANCE	2013	2012
CHANGES IN EQUITY
Results from Operations
Revenues from operations	2,062	1,485	1,447	4,994	4,763

Expenses: From operations	1,481	1,416	882	3,779	3,620
Debt servicing	489	—	7	496	430

Total expenses	1,970	1,416	889	4,275	4,050

Net income	92	69	558	719	713
Transfers to the Government	—	—	(558)	(558)	(592)

	92	69	—	161	121
Other Comprehensive Income (Loss)	(28)	16	—	(12)	(77)
Net assets acquired on amalgamation	—	—	—	—	8
Equity restatement on contributed surplus	—	—	—	—	(5)

Net increase in equity in government business enterprises	64	85	—	149	47

FINANCIAL POSITION
Assets:
Cash and temporary investments	32	182	52	266	239
Amounts receivable	425	364	39	828	711
Portfolio investments—Due from Government and Government organizations	352	803	—	1,155	1,165
Due from others	—	2,744	—	2,744	2,577
Capital assets	12,168	154	336	12,658	11,845
Other assets	1,225	187	56	1,468	1,480

Total assets	14,202	4,434	483	19,119	18,017

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,254	704	204	2,162	2,007
Long-term debt: Owing to Government	9,775	—	241	10,016	9,272
Other borrowings, discounts and deferred transaction costs	210	4	—	214	292
Provision for future benefits: Pension obligations	122	285	26	433	409
Future cost of existing claims	—	2,521	7	2,528	2,420

Total liabilities	11,361	3,514	478	15,353	14,400

Equity in government business enterprises	2,841	920	5	3,766	3,617

For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2013

($ millions)

			Canada		Promissory Notes
			Pension	Loans and	and
	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
Fiscal Year of Maturity	Cdn	US	Cdn	Cdn	Cdn	2013	2012
2013	—	—	—	—	—	—	3,681
2014	1,650	750	—	76	1,925	4,401	2,460
2015	2,370	101	—	66	—	2,537	2,511
2016	1,985	—	—	71	—	2,056	2,053
2017	1,958	508	—	55	—	2,521	2,583
2018	2,561	—	—	34	—	2,595	2,054

2013-2018	10,524	1,359	—	302	1,925	14,110	15,342

2019-2023	5,690	711	15	—	—	6,416	4,197
2024-2033	2,392	—	—	257	—	2,649	2,579
2034-2064	6,609	—	477	—	—	7,086	6,408
2013-2043 Crown Organizations	555	—	—	256	—	811	771

2019-2064	15,246	711	492	513	—	16,962	13,955

Total borrowings	25,770	2,070	492	815	1,925	31,072	29,297

Reduced by:
Debt incurred for and repayable by The Manitoba Hydro-Electric Board						(9,775)	(9,095)
Unamortized debt issue costs						(53)	(54)
Unamortized foreign currency fluctuation						(39)	(44)
Unamortized gains and losses on derivative contracts						151	98
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(568)	(599)

						20,788	19,603

	March 31/13	March 31/12
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)
Borrowings payable in:
Canadian dollars	22,629	22,410
Foreign issues hedged to Canadian dollars	6,372	4,850
U.S. dollars	1,727	1,699
Foreign issues hedged to U.S. dollars	344	338

Total borrowings	31,072	29,297

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note c:	Interest rates on these borrowings fall into one of three categories:
i)	Fixed with rates ranging from 1.54% to 10.68%.
ii)	Floating Canadian—Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.03% and the highest set at 4.57% as at March 31, 2013.
iii)	Floating U.S.—U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the lowest rate currently set at 0.38% and the highest set at 0.57% as at March 31,2013.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2013

	($ millions)
	2013	2012
Accounts payable	1,344	1,309

Accrued charges:
Interest accrued on borrowings	202	198
Canadian Agricultural Income Stabilization / AgriInvest	60	87
Compensation for Victims of Crime	22	22
Disaster assistance	125	211
Flood claims	15	16
Infrastructure works program	5	8
Long term disability income plan	23	21
Environmental liabilities	402	467
Salaries and benefits	639	629
Sick pay obligations	69	62
Severance pay	387	367
Workers Compensation Board claims	24	25
Other	98	105

	2,071	2,218

Provision for future losses on guarantees (Note 6)	20	19

Unearned Revenue:
Deferred contributions related to future expense	69	42
Government of Canada—advances re: shared-cost programs not yet claimed	74	100
Research and special funds	87	113
Tuition and education fees	35	32
Vehicle registration	77	62
Other	85	41

	427	390

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	3,862	3,936

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2013

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2013	2012
			(Note A)	(Note A)	(Note A)
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	2,418	3,089	1,341	392	100	7,340	7,118
Current service costs	87	79	51	18	4	239	203
Interest cost on benefit obligation	142	205	72	23	5	447	418
Change in actuarial (gains) losses and reserves	3	104	(41)	(1)	1	66	(5)
Plan amendment	—	—	—	(4)	—	(4)	(12)
Benefits paid	(126)	(162)	(88)	(20)	(6)	(402)	(384)

Obligation at end of year	2,524	3,315	1,335	408	104	7,686	7,338

PLAN ASSETS
Plan assets at beginning of year	1,614	1,767	1,102	395	36	4,914	4,818
Employer contributions	72	81	39	9	6	207	185
Employee contributions	—	—	23	8	1	32	29
Transfer of plan assets	4	—	—	(4)	—	—	3
Plan asset contributions	—	—	—	—	—	—	240
Benefits paid	(126)	(162)	(88)	(20)	(6)	(402)	(384)
Expected return on plan assets	99	114	66	25	2	306	292
Experience gains (losses)	50	35	18	(2)	2	103	(271)

Market value of plan assets	1,713	1,835	1,160	411	41	5,160	4,912
Deferred investment losses (gains)	(2)	(52)	4	6	(1)	(45)	158

Market related value of plan assets	1,711	1,783	1,164	417	40	5,115	5,070

PENSION LIABILITY
Plan deficit (surplus)	813	1,532	171	(9)	64	2,571	2,268
Unamortized actuarial gains (losses)	(143)	(401)	(181)	(23)	2	(746)	(641)
Surplus adjustments (Note B)	—	—	—	3	—	3	7

Pension liability	670	1,131	(10)	(29)	66	1,828	1,634

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	87	79	51	18	4	239	203
Interest cost on benefit obligation	142	205	72	24	5	448	418
Return on plan assets	(99)	(114)	(66)	(25)	(2)	(306)	(292)
Employee contributions	—	—	(23)	(8)	(1)	(32)	(29)
Amortization of actuarial (gains) losses	3	33	23	1	—	60	50
Plan amendment	—	—	—	—	—	—	(12)
Change in surplus adjustments	—	—	—	(4)	—	(4)	(7)

Defined benefit pension plan expense	133	203	57	6	6	405	331

Defined contribution pension plan expense	—	—	4	17	132	153	148

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 6

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2013

	Civil		Post-	Public
	Service	Teachers’	Secondary	School
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2013	2012
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	34,000	22,400	6,100	4,300	300	67,100	65,400
Number of pensioners	18,000	12,800	1,700	1,500	300	34,300	33,000

Total number of plan members	52,000	35,200	7,800	5,800	600	101,400	98,400

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.50%	5.00% - 5.85%	5.50% - 6.00%	5.00% - 5.50%
Expected long-term rate of return	6.00%	6.50%	5.00% - 5.85%	5.50% - 6.00%	5.00% - 5.50%
Inflation	2.00%	2.25%	2.00% - 2.75%	2.00% - 2.50%	2.00% - 2.50%
Real rate of return	4.00%	4.25%	2.25% - 3.85%	3.50%	3.00% - 3.50%
Rate of salary increase	3.75%	3.00%	3.00% - 3.50%	3.00% - 4.25%	3.50%

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.
Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.
Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.
Note B:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.
Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec 2011	14.0
- Teachers’ Retirement Allowance Plan	Jan 2012	11.9
- University of Manitoba Pension Plans	Dec 2012	9.0
- University of Winnipeg Pension Plan	Dec 2011	8.4
- Brandon University Retirement Plan	Dec 2012	10.0
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec 2010	13.0
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec 2009	13.0
- Retirement Plan for Employees of Frontier School Division	Dec 2009	13.0
- Members of Legislative Assembly Pension Plan	Mar 2012	6.0
- Legislative Assembly Pension Plan	Dec 2010	8.0
- Judges’ Supplemental Pension Plan	Mar 2010	10.0
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec 2012	0.0

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2013

($ millions)

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2013	2012
Cost
Opening cost, as previously reported	214	6,579	2,325	752	843	326	3,618	520	341	15,518	14,187
Restatements	—	7	(1)	2	—	—	—	—	—	8	8
Reclassifications	1	8	(3)	—	—	(6)	—	—	—	—	—

Opening cost restated	215	6,594	2,321	754	843	320	3,618	520	341	15,526	14,195
Add:
Additions during the year	18	400	165	85	194	16	388	31	(24)	1,273	1,441
Less:
Disposals and write downs	—	(10)	(49)	(17)	(3)	—	—	—	(1)	(80)	(110)
Settlements and reclassifications	—	36	22	—	(59)	9	15	51	(74)	—	—

Closing cost	233	7,020	2,459	822	975	345	4,021	602	242	16,719	15,526

Accumulated amortization
Opening, as previously reported	—	2,777	1,572	466	—	57	1,481	68	—	6,421	6,000
Restatements	—	6	1	1	—	—	—	—	—	8	8
Reclassifications	—	(1)	1	1	—	(1)	—	—	—	—	—

Opening accumulated amortization restated	—	2,782	1,574	468	—	56	1,481	68	—	6,429	6,008
Add:
Amortization	—	169	139	66	—	5	124	8	—	511	476
Less:
Accumulated amortization on disposals, write downs	—	(3)	(42)	(18)	—	—	—	—	—	(63)	(55)

Closing accumulated amortization	—	2,948	1,671	516	—	61	1,605	76	—	6,877	6,429

Net Book Value of Tangible Capital
Assets	233	4,072	788	306	975	284	2,416	526	242	9,842	9,097

During the year, the Province capitalized $19 million of interest relating to assets under construction (2012—$16 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 8

FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH AND HEALTHY LIVING

Manitoba Health

Manitoba Healthy Living, Seniors and Consumer Affairs

Addictions Foundation of Manitoba

Funeral Board of Manitoba

CancerCare Manitoba

Diagnostic Services of Manitoba Inc.

Financial Literacy Fund

Land Titles Assurance Fund

Manitoba Health Services Insurance Plan

Manitoba Hospital Capital Financing Authority

Not-for-Profit Personal Care Homes

Regional Health Authorities (including controlled organizations)

Interlake-Eastern Regional Health Authority

Northern Regional Health Authority

Prairie Mountain Health

Southern Regional health Authority

Winnipeg Regional Health Authority

Rehabilitation Centre for Children Inc.

St. Amant Centre

The Property Registry

Vital Statistics Agency

EDUCATION

Manitoba Advanced Education and Literacy

Manitoba Education

Assiniboine Community College

Brandon University

Université de Saint-Boniface

Council on Post-Secondary Education

Manitoba Text Book Bureau

Public School Divisions

Public Schools Finance Board

Red River College

University College of The North

University of Manitoba

University of Winnipeg

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 8

(cont’d)

FAMILY SERVICES

Manitoba Children and Youth Opportunities

Manitoba Family Services and Labour

First Nations of Northern Manitoba Child & Family Services Authority

First Nations of Southern Manitoba Child & Family Services Authority

General Child and Family Services Authority

Métis Child and Family Services Authority Inc.

Office of the Fire Commissioner

Workplace Safety and Health Public Education Fund

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT

Manitoba Aboriginal and Northern Affairs

Manitoba Agriculture, Food and Rural Initiatives

Manitoba Conservation and Water Stewardship

Manitoba Entrepreneurship, Training and Trade

Manitoba Housing and Community Development

Manitoba Infrastructure and Transportation

Manitoba Innovation, Energy and Mines

Manitoba Local Government

Abandonment Reserve Fund

Biodiesel Fund

Communities Economic Development Fund

Community Revitalization Fund

Co-operative Loans and Loans Guarantee Board

Cooperative Promotion Board

Crown Lands and Property Agency

Economic Innovation and Technology Council

Entrepreneurship Manitoba

Ethanol Fund

Farm Machinery and Equipment Act Fund

Food Development Centre

Green Manitoba Eco Solutions

Manitoba Horse Racing Commission

Industrial Technology Centre

Leaf Rapids Town Properties Ltd.

Manitoba Agricultural Services Corporation

Manitoba Cattle Enhancement Council

Manitoba Community Services Council Inc.

Manitoba Development Corporation

Manitoba Education, Research and Learning

Information Networks (MERLIN)

Manitoba Floodway and East Side Road Authority

Manitoba Gaming Control Commission

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d

Manitoba Habitat Heritage Corporation

Manitoba Hazardous Waste Management Corporation

Manitoba Health Research Council

Manitoba Housing and Renewal Corporation

Manitoba Opportunities Fund Ltd.

Manitoba Trade and Investment Corporation

Manitoba Trucking Productivity Improvement Fund

Manitoba Water Services Board

Materials Distribution Agency

Mining Community Reserve

Mining Rehabilitation Reserve Fund

Pineland Forest Nursery

Quarry Rehabilitation Reserve Fund

Taking Charge! Inc. / Se Prendre En Main! Inc

Vehicle and Equipment Management Agency

Veterinary Science Scholarship Fund

Waste Reduction and Recycling Support Fund

JUSTICE AND OTHER EXPENDITURES

Legislative Assembly

Executive Council

Civil Service Commission

Manitoba Culture, Heritage and Tourism

Manitoba Finance

Manitoba Immigration and Multiculturalism

Manitoba Justice

Manitoba Sport

Civil Legal Services

Crown Corporations Council

Helen Betty Osborne Memorial Foundation

Insurance Council of Manitoba

Le Centre culturel franco-manitobain

Legal Aid Manitoba

Manitoba Arts Council

Manitoba Combative Sports Commission

Manitoba Centennial Centre Corporation

Manitoba Film & Sound Recording Development Corporation

Manitoba Law Reform Commission

Manitoba Financial Services Agency

Pension Assets Fund

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES, cont’d

Public Trustee of Manitoba

Special Operating Agencies Financing Authority

Sport Manitoba Inc.

Travel Manitoba

Venture Manitoba Tours Ltd.

Victims Assistance Fund

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)

Utility:

Manitoba Hydro-Electric Board

Insurance:

Deposit Guarantee Corporation of Manitoba

Manitoba Public Insurance Corporation

Workers Compensation Board

Finance:

Manitoba Liquor Control Commission

Manitoba Lotteries Corporation

SPECIAL ACCOUNTS, not attached to a Sector or Department

Debt Retirement Account

Fiscal Stabilization Account

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2013

($ millions)

							Community, Economic
	Health and				Family Services		and Resource
	Healthy Living		Education		and Labour		Development
	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	627	591	—	—	18	29
Fees and other revenue	548	585	580	571	48	46	695	643
Federal transfers	1,072	1,018	116	122	4	3	294	438
Contributions from entities within the
Government Reporting Entity	53	7	51	70	—	—	40	41
Sinking funds and other investment earnings	7	4	9	7	—	—	38	41

TOTAL REVENUE	1,680	1,614	1,383	1,361	52	49	1,085	1,192

EXPENSE
Personnel services	3,202	3,046	2,565	2,406	198	190	418	418
Grants/Transfer payments	1,058	1,061	56	91	286	264	554	708
Transportation	60	62	32	31	6	6	35	34
Communication	13	15	24	24	5	5	18	18
Supplies and services	771	767	380	365	43	38	330	372
Social assistance related	—	—	4	4	562	531	710	842
Other operating	263	277	361	330	15	19	183	188
Debt servicing	52	51	135	128	1	1	228	208
Minor capital	15	19	49	52	1	1	10	15
Amortization	160	148	127	122	5	5	205	187

TOTAL EXPENSE	5,594	5,446	3,733	3,553	1,122	1,060	2,691	2,990

NET INCOME (LOSS) FOR THE YEAR	(3,914)	(3,832)	(2,350)	(2,192)	(1,070)	(1,011)	(1,606)	(1,798)

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2012/13

SCHEDULE 9

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2013

($ millions)

	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2013	2012	2013	2012	2013	2012	2013	2012
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	3,302	3,138	—	—	3,302	3,138
Other taxes	—	—	2,966	2,767	(39)	(37)	3,572	3,350
Fees and other revenue	135	101	2	—	(10)	(40)	1,998	1,906
Federal transfers	54	51	2,413	2,699	—	1	3,953	4,332
Contributions from entities within the Government Reporting Entity	5	6	745	740	(175)	(151)	719	713
Sinking funds and other investment earnings	188	197	—	—	—	—	242	249

TOTAL REVENUE	382	355	9,428	9,344	(224)	(227)	13,786	13,688

EXPENSE
Personnel services	486	453	10	38	15	6	6,894	6,557
Grants/Transfer payments	77	95	66	129	(313)	(288)	1,784	2,060
Transportation	9	10	19	17	—	1	161	161
Communication	12	14	—	1	—	—	72	77
Supplies and services	202	202	24	203	57	53	1,807	2,000
Social assistance related	33	32	—	—	—	—	1,309	1,409
Other operating	29	25	44	199	17	6	912	1,044
Debt servicing	423	436	—	—	—	(9)	839	815
Minor capital	2	3	—	—	—	—	77	90
Amortization	7	7	7	3	—	4	511	476

TOTAL EXPENSE	1,280	1,277	170	590	(224)	(227)	14,366	14,689

NET INCOME (LOSS) FOR THE YEAR	(898)	(922)	9,258	8,754	—	—	(580)	(1,001)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

OTHER FINANCIAL REPORTS

FOR THE YEAR ENDED

March 31, 2013

SECTION 2	OTHER FINANCIAL REPORTS

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2013 (“the statement”). The statement has been prepared by management based on section 65(l)(c)(ii) of the Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with the Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2013 is prepared, in all material respects, in accordance with section 65(l)(c)(ii) of the Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of Section 65(l)(c)(ii) of the Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Unaudited Information

Without modifying our opinion, we draw attention to the Schedule of Supplementary Information which has been presented as unaudited information. The financial information in this schedule is not covered by our report and accordingly, we do not express an opinion on the information.

August 28, 2013	Carol Bellringer, FCA, MBA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2012/13

FISCAL STABILIZATION ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2013

	($ thousands)
	2013	2012
Transfer to Core Government operations	(152,005)	(155,401)
Account Balance, beginning of year	526,538	681,939

Account Balance, end of year	374,533	526,538

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2012/13

FISCAL STABILIZATION ACCOUNT

NOTES TO STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2013

1.	The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2	Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(c)(ii) of The Financial Administration Act.

3	It is the Government’s policy to divide the Fiscal Stabilization Account into two programs, the Health Program and the General Program, as presented in the attached, unaudited Schedule of Supplementary Information. Funds were allocated to the Health Program based upon funds received from the Federal Government for Wait Time Reduction programming and Other Health Related programming.

4	Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year. As authorized under amendments to The Balanced Budget, Fiscal Management and Taxpayer Accountability Act, Part 4.1, during the 5 year economic recovery period the Minister is directed to transfer at least $600 million from the Fiscal Stabilization Account to the core government to support the amortization of increases in general purposes debt, including related interest expenses, attributable to negative net results for fiscal years within that period.

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2012/13

FISCAL STABILIZATION ACCOUNT

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2013

	($ thousands)
Fiscal Stabilization Account by Program	2013	2012
Health Program
Account Balance, beginning of year	7,834	32,834
Health Program Transfers
- Wait Time reduction Programming	(7,834)	(25,000)

Account Balance, end of year	—	7,834

General Program
Account Balance, beginning of year	518,704	649,105
General Program Transfers
- Health Program	7,834	25,000
- ecoTrust	(4,171)	(6,401)
- Transfer for General Purpose debt reduction	(140,000)	(110,000)
- Transfer for General Purpose debt servicing costs	—	(14,000)
- Transfer to Core Government—allocated to general purposes	(7,834)	(25,000)

Account Balance, end of year	374,533	518,704

Total Account Balance, end of year	374,533	526,538

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2013 (“the statement”). The statement has been prepared by management based on section 65(l)(c)(i) of the Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with the Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2013 is prepared, in all material respects, in accordance with section 65(l)(c)(i) of the Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of section 65(l)(c)(i) of the Financial Administration Act. As a result, the statement may not be suitable for another purpose.

August 28, 2013	Carol Bellringer, FCA, MBA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2012/13

DEBT RETIREMENT ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2013

	2013	2012
Account Balance, end of year	—	—

Notes to Financial Information

1.	The Debt Retirement Account was established under the authority of The Balanced Budget, Fiscal Management and Taxpayer Accountability Act (Act). The Debt Retirement Fund established under the Act is continued as the Debt Retirement Account. The purpose of the Account was to assist in the orderly repayment of debt pursuant to the Act.

2	Transactions in the Debt Retirement Account are accounted for on an accrual basis. Transfers to the account are made in accordance with Sections 13(2) and 13(3) of the Act. Transfers from the account are made in accordance with Section 14(1) and 14(2) of the Act. The report on these transactions is made in accordance with Section 65(1)(c)(i) of The Financial Administration Act.

3	In accordance with subsection 14(2) of the Act, which requires the balance of the debt retirement account to be transferred to the Core Government at least once every five years for the purpose of reducing general purpose debt, the Government transferred $145 million from the Debt Retirement Account to the Core Government on April 14, 2010.

4	Subsection 13(2) of the Act was amended to not apply to those periods falling within the economic recovery period, ending March 31, 2014, and as a result there was no transfer from Core Government operations for the specific purpose of reducing general purpose debt and pension obligations. Consequently there was no transfer from the Debt Retirement Account for the specific purpose of providing for the future retirement of pension obligations in accordance with subsection 14(1) of the Act.

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2012/13

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED DETAILS AND RECONCILIATION

TO CORE GOVERNMENT RESULTS

For the Year ended March 31, 2013

Unaudited

($ millions)

	2013			2012
	Core	Consolidation	Summary	Core	Consolidation	Summary
	Government	Impacts	2013	Government	Impacts	2012
REVENUE
Income taxes	3,302	—	3,302	3,121	17	3,138
Other taxes	3,078	494	3,572	2,916	434	3,350
Fees and other revenue	542	1,456	1,998	515	1,391	1,906
Federal transfers	3,680	273	3,953	4,053	279	4,332
Net income from government business enterprises	558	161	719	597	116	713
Sinking funds and other investment earnings	—	242	242	—	249	249

TOTAL REVENUE	11,160	2,626	13,786	11,202	2,486	13,688

EXPENSES
Health and Healthy Living	5,077	410	5,487	4,901	427	5,328
Education	2,327	1,242	3,569	2,262	1,127	3,389
Family Services	1,108	(46)	1,062	1,049	(36)	1,013
Community, Economic and Resource Development	2,175	230	2,405	2,290	444	2,734
Justice and Other Expenditures	930	74	1,004	1,360	50	1,410
Debt Servicing	233	606	839	236	579	815

TOTAL EXPENSES	11,850	2,516	14,366	12,098	2,591	14,689

Net Income (Loss) before Transfers for Expense Recovery	(690)	110	(580)	(896)	(105)	(1,001)
Transfer (to) from Fiscal Stabilization Account	12	(12)	—	45	(45)	—

Net Result before Transfers for Debt Repayment	(678)	98	(580)	(851)	(150)	(1,001)
Transfer (to) from Fiscal Stabilization Account	140	(140)	—	110	(110)	—

NET RESULT FOR THE YEAR AFTER TRANSFERS	(538)	(42)	(580)	(741)	(260)	(1,001)